EXHIBIT 2


                                  (Translation)

To Whom It May Concern:

                                                                  August 1, 2003
                                                        Toyota Motor Corporation
                                               (Toyota Jidosha Kabushiki Kaisha)
                                    1, Toyota-cho, Toyota City, Aichi Prefecture

             Notice Concerning Determination of Terms of Issuance of
                     Stock Option (Stock Acquisition Rights)

We hereby announce that today, the following terms and conditions which were not determined at the meeting of the Board of Directors of Toyota Motor Corporation ("TMC") held on June 26, 2003 (at which the issuance of stock acquisition rights ("Stock Acquisition Rights") for the purpose of granting stock options pursuant to Article 280-20 and Article 280-21 of the Commercial Code was decided), were determined as set forth below.


1.  Date of Issuance of Stock Acquisition Rights         August 1, 2003

2.  Amount to be Paid upon Exercise of Stock             JPY 3,116 per share
    Acquisition Rights

3.  Aggregate Amount of Issue Price of the Shares        JPY 6,101,128,000
    to be Issued upon the Exercise of the Stock
    Acquisition Rights

4.  Portion of Issue Price of the New Share not          JPY 1,558 per share
    to be Transferred to Capital

[Reference]

    (1) Date on which the Board of Directors resolved to propose the issue of Stock Acquisition Rights to the Ordinary General Shareholders' Meeting

         May 8, 2003

    (2) Date on which the issue of Stock Acquisition Rights was adopted by the Ordinary General Shareholders' Meeting

         June 26, 2003

                                     # # #


    Contact: TMC, Public Affairs at (03) 3817-9111~6 (Tokyo Head Office)
                                    (0565) 23-1520~4 (Head Office)
                                    (052) 952-3461~3 (Nagoya)